Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

BrightView Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
	Equity	Depositary Shares, representing Preferred Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
	Debt	Debt Securities (4)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
	Other	Subscription Rights	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
	Other	Units	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)		(3)	(1)
Fees Previously Paid			Rule 457(p)										$60,600.00	(5)
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	Rule 415(a)(6)	33,133,123		$618,926,737.64	(6)	$121.20 per million		S-3	333-265174 333-232582	June 2, 2022 July 18, 2019	$75,013.92
Total Offering Amounts													$0
Total Fees Previously Paid													$135,613.92
Total Fee Offsets													N/A
Net Fee Due													$0

(1)	Information with respect to each class is omitted pursuant to General Instruction II.D of Form S-3. An indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and units, which may be offered and sold on a primary basis, is being registered as may from time to time be issued at indeterminate prices. The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement.
(2)	This registration statement also covers an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of BrightView Holdings, Inc. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the registration fee, which will be paid subsequently on a pay-as-you-go basis.
(4)	Debt securities may be issued at an original issue discount or at a premium.

(5)	Reflects $60,600.00 in fees paid towards unallocated securities in connection with the Company’s Form S-3 (File no. 333-265174) that went effective on June 2, 2022. Such amount shall be applied to future prospectus supplements filed by the Company under this S-3 registration number.
(6)	The proposed maximum aggregate offering price for the securities has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and is based upon the average of the high and low sale prices for the shares of common stock of BrightView Holdings, Inc. reported by the New York Stock Exchange on July 5, 2019.